EX-28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein, dated October 29, 2012 on the financial statements of the Monteagle Funds, comprising Monteagle Fixed Income Fund, Monteagle Informed Investor Growth Fund, Monteagle Quality Growth Fund, Monteagle Select Value Fund and Monteagle Value Fund as of August 31, 2012 and for the periods indicated therein and to the references to our firm in these Prospectuses and the Statement of Additional Information in this Post-Effective Amendment to Monteagle Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 27, 2012